Exhibit 99.1

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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal (R)


                                                   CONTACT:  Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
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      ENGLOBAL ANNOUNCES FORMATION OF GOVERNMENT AND INFRASTRUCTURE GROUP;
                         New Organizational Appointments

HOUSTON, TX, October 15, 2009 - ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, today announced the formation of a Government and Infrastructure business unit. This initiative will target markets that the Company believes have significant potential for ENGlobal's services, such as providing design, installation and maintenance of various government, public sector, and international facilities. The Government and Infrastructure group will include the Company's technical services division that provides automated fuel handling systems and instrumentation and control services to branches of the U.S. military.

In support of this strategy, the following senior level appointments have been announced:

Michael M. Patton, currently Senior Vice President-Business Development, has been appointed President of the Government and Infrastructure group. In his new role, Mike will oversee the newly formed business which will be responsible for ENGlobal's domestic and international activities on behalf of government and infrastructure clients. Mr. Patton has over 29 years of experience in all aspects of multi-discipline engineering and construction projects for the oil and gas, electrical power, military and municipal utility industries.

J. Michael Harrison, has assumed the role of Senior Vice President-Business Development. Mr. Harrison will oversee company-wide sales and marketing activities. Mr. Harrison has over twenty years engineering and construction experience in the refining, petrochemical, pipeline and midstream oil/gas processing industries, with such firms as Aker Kvaerner and Jacobs Engineering. His past successes include selling capital project engineering services from $5 million to $500 million in total installed cost, developing and implementing sales strategies, global account management, and international sales.

"I believe our new Government and Infrastructure business has tremendous potential and I fully expect it to contribute to the future growth for the Company. We have a great leader in Mike Patton, a person who is uniquely qualified to make this new venture a success," said William A. Coskey, P.E., Chairman and CEO of ENGlobal Corporation. "In addition, we are very happy to welcome Mike Harrison to the ENGlobal senior management team. His enthusiasm and vast experience should serve us - and our clients - well. I have great respect for Mike Patton and Mike Harrison and believe they will both excel in their important new roles."


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        654 N. Sam Houston Parkway E. * Suite 400 * Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Press Release
October 15, 2009
Page 2



About ENGlobal
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ENGlobal provides engineering, construction, automation, land and governmental services principally to the energy sector throughout the United States and internationally. The Company has over 2,200 employees in 19 offices and occupies about 500,000 square feet of office and fabrication space. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure;
(2); our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to successfully sell our services to the government and to infrastructure clients; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (7) the effect of changes in the price of oil; (8) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (9) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (10) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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